EXHIBIT 99.1

Whole Earth Brands, Inc. Increases Revolving Credit Facility to $125 Million

Chicago, Illinois – June 17, 2022 – Whole Earth Brands, Inc. (the “Company”) (Nasdaq: FREE) a global food company enabling healthier lifestyles through premium plant-based sweeteners, flavor enhancers and other foods, today announced that it completed an amendment, effective June 15, 2022, to its amended and restated credit agreement (the “Agreement”) with its lenders. The Agreement was amended to (i) reflect a $50 million increase in the size of the Company’s existing revolving credit facility from $75 million to $125 million; and (ii) to replace LIBOR with SOFR as the reference interest rate. There were no other substantive changes to the Agreement.

“We are grateful to our lending partners for their support and the confidence they have in the Company executing its business plan. We believe that the additional financial flexibility afforded to us through the upsized revolver will allow us to continue our profitable growth journey while preserving ample liquidity," said Duane Portwood, Chief Financial Officer.

Three lenders participated in the $50 million increase to the revolving credit facility agented by TD Securities: The Toronto-Dominion Bank, New York Branch, Truist Bank, and BMO Harris Bank N.A.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to premium plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth Sweetener®, Wholesome®, Swerve®, Pure Via®, Equal® and Canderel®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Contacts:

Investor Relations Contacts:
Whole Earth Brands
312-840-5001
investor@wholeearthbrands.com

ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com